EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation in this annual report on Form 10-K of 1st Financial Services Corporation of our report dated April 4, 2011, appearing in the Annual Report on Form 10-K, of 1st Financial Services Corporation filed on April 14, 2011, for the year ended December 31, 2010.

/s/ Brown, Edwards & Company, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS

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Christiansburg, Virginia 24073
March 26, 2012